Exhibit 99.1

Shuttle Pharmaceuticals Holdings, Inc. Announces Pricing of $4.5 Million Public Offering Priced At-The-Market Under Nasdaq Rules

GAITHERSBURG, Md., Oct. 29, 2024 (GLOBE NEWSWIRE) — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH) (“Shuttle Pharma” or the “Company”), a discovery and development stage specialty pharmaceutical company focused on improving outcomes for cancer patients treated with radiation therapy (RT), today announced the pricing of its “reasonable best efforts” public offering with a health-care focused institutional investor for the purchase and sale of up to 2,950,820 shares of common stock (or pre-funded warrants in lieu thereof) and warrants to purchase up to 2,950,820 shares of common stock at a combined offering price of $1.525 per share and accompanying warrant, priced at-the-market under Nasdaq rules (the “Offering”). The Company expects to receive aggregate gross proceeds of approximately $4.5 million, before deducting placement agent fees and other offering expenses, and assuming no exercise of the warrants. The warrants will have an exercise price of $1.40 per share, will be exercisable immediately and will expire five years from the issuance date.

The closing of the Offering is expected to occur on or about October 31, 2024, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from this Offering to fund IND-enabling and Phase I and II clinical trials of product candidates, including $2.3 million in payments that will be owed to Theradex Systems, Inc., the clinical research organization (CRO) supporting Shuttle Pharma’s Phase II clinical trials for radiation sensitizer Ropidoxuridine, and for working capital and general corporate purposes.

A.G.P./Alliance Global Partners is acting as the lead placement agent for the Offering and Boustead Securities, LLC is acting as a co-placement agent for the Offering.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-282231) previously filed with the Securities and Exchange Commission (“SEC”) which was declared effective on October 29, 2024. This Offering is being made only by means of a prospectus forming part of the effective registration statement. A preliminary prospectus relating to the Offering has been filed with the SEC. An electronic copy of the final prospectus relating to the Offering may be obtained, when available, on the SEC’s website located at http://www.sec.gov and may also be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Shuttle Pharmaceuticals Holdings, Inc.

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharma is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Safe Harbor

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the development of our company, the satisfaction of customary closing conditions related to the Offering, the timing of the anticipated closing of the Offering and the intended use of proceeds from the Offering. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of Shuttle Pharma’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended, filed with the SEC on September 4, 2024, as well other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D., CEO

240-403-4212

info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC

Robert Blum

602-889-9700

shph@lythampartners.com

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